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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of The Providence Service Corporation on Form S-1 of our report, dated August 8, 2001, and June 16, 2003 as to Note 11 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11), on the consolidated financial statements of Camelot Care Corporation as of December 31, 2000 and for the year then ended, appearing in the Prospectus.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
June 18, 2003